Exhibit 107

Calculation of Filing Fee Tables

F-1

Midatech Pharma PLC

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares	457(c)	2,169,790,225(4)	$0.0199	43,178,825.47	0.0001102	$4,758.31
Total Offering Amounts								$4,758.31
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee due								$4,758.31

(1)	American Depositary Shares, or Depositary Shares, issuable upon the deposit of the ordinary shares, nominal value 0.1 pence per share, or Ordinary Shares.
(2)	This registration statement also includes an indeterminate number of shares underlying the Depositary Shares that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Depositary Shares on the NASDAQ Capital Market on March 7, 2023, divided by twenty-five (to give effect to the 1:25 ratio of Depositary Shares to Ordinary Shares).
(4)	Consists of (i) 65,004,000 Ordinary Shares represented by 2,600,160 Depositary Shares issued in a private placement in February 2023, or the Private Placement, (ii) 271,120,550 Ordinary Shares represented by 10,844,822 Depositary Shares issuable upon the exercise of Series A warrants issued in the Private Placement or pursuant to a waiver agreement in connection with the Private Placement, (iii) 387,930,900 Ordinary Shares represented by 15,517,236 Depositary Shares issuable upon the exercise of Series B warrants issued in the Private Placement, (iv) up to 1,434,996,000 Ordinary Shares represented by 57,399,840 Depositary Shares issuable upon the exercise of pre-funded warrants issued in the Private Placement, and (v) 10,738,775 Ordinary Shares represented by 429,551 Depositary Shares issuable upon the exercise of placement agent warrants issued in connection with the Private Placement.